Exhibit 99.1

JACKSON HEWITT TAX SERVICE PROMOTES

CHIEF OPERATING OFFICER MICHAEL YERINGTON TO PRESIDENT

Parsippany, N.J., May 7, 2007 – Jackson Hewitt Tax Service Inc. (NYSE: JTX) today announced the promotion of Chief Operating Officer Michael Yerington to President. Yerington will continue to report to Chairman and Chief Executive Officer Michael Lister. The title of President was previously held by Lister.

Yerington joined Jackson Hewitt as Executive Vice President and COO in July of 2006, bringing over 30 years of experience in operations, product development, business growth and acquisitions serving such companies as First Data Corporation and Western Union.

“Since joining Jackson Hewitt last year, Mike has provided sound strategic and operational leadership to the company, demonstrating an impressive understanding of our overall operations and the tax preparation industry,” Lister said. “When we brought Mike onto the team, we looked forward to his natural ascension to the role of President. His knowledge and experience has been integral in supporting our franchise efforts. I look forward to his expanded involvement within several other parts of the business as together we continue to enhance the brand, strengthen our commitment to industry-leading practices and procedures, and support our franchised and company-owned operations.”

About Jackson Hewitt Tax Service Inc.

Jackson Hewitt Tax Service Inc. (NYSE: JTX), with over 6,500 franchised and company-owned offices throughout the United States during the 2007 tax season, is an industry leader providing full service individual federal and state income tax preparation. Most offices are independently owned and operated. The Company is based in Parsippany, New Jersey. More information may be obtained at www.jacksonhewitt.com. To locate the Jackson Hewitt Tax Service office nearest to you, call 1-800-234-1040.

Contacts:
Investor Relations:	Media Relations:
David Kraut	Sheila Cort
Vice President,	Vice President,
Treasury and Investor Relations	Corporate Communications
973-630-0821	973-630-0680